Exhibit 3.2

AMENDMENT TO

CERTIFICATE OF DETERMINATION OF PREFERENCES

OF

6.45% CUMULATIVE PREFERRED STOCK, SERIES F

OF

PUBLIC STORAGE, INC.

The undersigned, John Reyes and David Goldberg, Senior Vice-President and Chief Financial Officer and Assistant Secretary, respectively, of PUBLIC STORAGE, INC., a California corporation (the “Corporation”), do hereby certify:

FIRST: Pursuant to and in accordance with the provisions of Section 401(c) of the California Corporations Code and the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the recitals and resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and increasing the authorized number of shares of the Corporation’s 6.45% Cumulative Preferred Stock Series F, from 8,000 to 10,000, for a net increase of 2,000 shares.

SECOND: The number of shares of the Corporation’s 6.45% Cumulative Preferred Stock, Series F, that are currently outstanding is 8,000.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate on September 15, 2005.

/s/ JOHN REYES
John Reyes
Senior Vice President and Chief Financial Officer

/s/ DAVID GOLDBERG
David Goldberg
Assistant Secretary

EXHIBIT A

RESOLUTION OF THE BOARD OF DIRECTORS

OF

PUBLIC STORAGE, INC.

INCREASING THE AUTHORIZED NUMBER OF SHARES OF

6.45% CUMULATIVE PREFERRED STOCK, SERIES F

RESOLVED: That, pursuant to the authority conferred in the Board of Directors by Article III of the Restated Articles of Incorporation of this corporation and the resolutions creating the corporation’s 6.45% Cumulative Preferred Stock, Series F, the number of shares constituting the corporation’s 6.45% Cumulative Preferred Stock, Series F, is increased from 8,000 shares to 10,000 shares.